Exhibit 99.1

BIO-key® Responds to ComnetiX Inc.’s Demand to Withdraw Unsolicited Offer

Wall, N.J., January 31, 2007 - BIO-key International Inc. (OTC Bulletin Board: BKYI) (“BIO-key”), a leader in wireless public safety solutions and finger based biometric identification, responded today to ComnetiX, Inc.’s  (“ComnetiX”) (TSX: CXI) demand that BIO-key immediately withdraw its unsolicited offer to acquire all the issued and outstanding common shares of ComnetiX for US $1.29 per share.

BIO-key takes serious issue with ComnetiX’s allegations that BIO-key breached its agreement with ComnetiX (the “May 2006 Agreement”), which, among other things, contained a provision that Comnetix will not acquire or make an offer to acquire ComnetiX shares for a period of one year (the “Standstill Provision”).

Pursuant to the May 2006 Agreement, BIO-key and ComnetiX were in exclusive and confidential negotiations about a combination transaction.  In particular, the May 2006 Agreement contained the following exclusivity obligation: “if any party or any of its employees, stockholders, agents or representatives receives any unsolicited inquiry (however preliminary), offer or proposal, then such party shall promptly notify the other party and promptly provide a copy of any written letter or other material constituting or accompanying such inquiry, offer or proposal to the other party”.

BIO-key and ComnetiX continued their negotiations from May 17, 2006 through to September 12, 2006. These continued negotiations effectively extended the May 2006 Agreement including the exclusivity provisions contained therein.  At all times, BIO-key continued to negotiate with ComnetiX in good faith and believed that ComnetiX was honorably and exclusively dealing with BIO-key as a full partner in a proposed transaction.

However, according to ComnetiX’s management information circular (the “ComnetiX Circular”) issued to ComnetiX shareholders in connection with ComnetiX’s proposed plan of arrangement with L-1 Identity Solutions, Inc. (“L-1”), it appears that ComnetiX and certain members of its board and management team were meeting with representatives of L-1 with respect to a competing transaction as early as May 30, 2006.

Meetings between BIO-key and ComnetiX remained cordial and professional during this entire period from May 17, 2006 to September 12, 2006, while, unbeknownst to BIO-Key, ComnetiX was holding a series of meetings with L-1 and was duplicitously negotiating a similar transaction with L-1 in breach of its exclusivity obligations under the May 2006 Agreement.

BIO-key continued to operate in good faith pursuant to the provisions of the May 2006 Agreement as late as September 12, 2006, when the respective chairmen of BIO-key and ComnetiX participated in a conference call with the sales force of an investment banker hired by BIO-key to raise additional equity funding to facilitate the combined operations of the two businesses.

The ComnetiX Circular states “During the period from September 8, 2006 through to September 12, 2006, the terms of a letter of intent (the “Letter of Intent”) were negotiated between executives from ComnetiX and L-1. The Letter of Intent was executed by representatives from both L-1 and ComnetiX on September 12, 2006”.

On September 13, 2006, without reasonable cause or any notice or warning, ComnetiX advised BIO-key that it was withdrawing from the negotiation and would not explain the reason behind the decision. On November 15, 2006, ComnetiX announced its intention to proceed with the plan of arrangement with L-1 with the endorsement of ComnetiX’s board of directors.

In light of the foregoing, BIO-key contends that ComnetiX committed a clear and fundamental breach of the May 2006 Agreement when ComnetiX breached its exclusivity obligations to BIO-key under the May 2006 Agreement in respect of the L-1 transaction.

When ComnetiX committed this fundamental breach of the May 2006 Agreement, the May 2006 Agreement was at an end and BIO-key was no longer bound by the Standstill Provision.

It should be noted that there is no mention by ComnetiX in its disclosure material of its breach of a fundamental obligation of exclusivity to BIO-key nor does it appear that ComnetiX issued a press release or filed a material change report (on a public or confidential basis) with the Canadian securities regulators in respect of the May 2006 Agreement.

As such, BIO-key intends to proceed with its offer to acquire all the issued and outstanding common shares of Comnetix dated January 19, 2007 and give ComnetiX shareholders an opportunity to consider the BIO-key offer on its merits. In addition, BIO-key intends to vigorously defend any claims made by ComnetiX, and consider its own remedies, in respect of the May 2006 Agreement.

BIO-key believes its proposed offer to acquire all the issued and outstanding common shares of ComnetiX is superior to L-1’s revised proposal as it offers a significantly higher price per ComnetiX share and allows shareholders of ComnetiX to participate in the long-term potential of the combined company.  In addition, BIO-key believes that the price offered by L-1 significantly undervalues ComnetiX.  Industry comparables are currently commanding a multiple of 4 to 5x revenue while the revised L-1 offer for ComnetiX is remains below 2x revenue. BIO-key believes that the long-term potential of the combined company should be able to command a premium in accordance with industry comparables.

BIO-key believes a combination of the two companies will result in a strong company with the industry’s most complete end-to-end solution offering to the law enforcement market and also enable the companies to: share and cross-sell more than 3000 customers; and become a platform company for further business combinations that will uniquely serve the robust and growing state, provincial and local public safety markets.

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, and government and private sector customers. BIO-key mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. The company’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide. (http://www.bio-key.com)

U.S. Regulatory Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  In connection with the proposed transaction, a registration statement on Form S-4 is expected to be filed with the SEC by BIO-key unless an exemption from the registration requirements of the Securities Act of 1933 is applicable.  STOCKHOLDERS OF COMNETIX ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY ARE FILED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  All interested persons may obtain a free copy of the registration statement and any other related documents on the SEC’s website at www.sec.gov.  Such documents may also be obtained for free from BIO-key.

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimate,” “project,” “intends,” “expects,” “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include all statements related to the results of the proposed exchange offer and the expected results of combining BIO-key and ComnetiX. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Press Contact:

Julie Garand
508-460-4036
julie.garand@bio-key.com

Investor Contact:

Gus Okwu
Dennard Rupp Gray & Easterly, LLC
713-529-6600
gokwu@drg-e.com